EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE
FOR IMMEDIATE RELEASE
Media Contacts:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832
Andrew R. Johnson, andrew.r.johnson@aexp.com , +1.212.640.8610

Investors/Analysts Contacts:
Rosie C. Perez, rosario.c.perez@aexp.com, +1.212.640.5574
Melanie L. Michel, melanie.l.michel@aexp.com, +1.212.640.5574

AMERICAN EXPRESS REPORTS THIRD-QUARTER EARNINGS PER SHARE OF $2.08
STRONG REVENUE GROWTH REFLECTS HIGHER CARD MEMBER SPENDING, NET INTEREST
INCOME AND CARD FEES
(Millions, except percentages and per share amounts)

	Quarters Ended September 30,		Percentage Inc/(Dec)	Nine Months Ended September 30,		Percentage Inc/(Dec)
	2019	2018		2019	2018
Total Revenues Net of Interest Expense	$10,989	$10,144	8	$32,191	$29,864	8
Net Income	$1,755	$1,654	6	$5,066	$4,911	3
Diluted Earnings Per Common Share [1]	$2.08	$1.88	11	$5.95	$5.59	6
Adjusted Diluted Earnings Per Common Share [2]	$2.08	$1.88	11	$6.16	$5.59	10
Average Diluted Common Shares Outstanding	827	860	(4)	835	861	(3)

New York – October 18, 2019 - American Express Company (NYSE: AXP) today reported third-quarter net income of $1.8 billion, up 6 percent from $1.7 billion a year ago. Diluted earnings per share was $2.08, up 11 percent from $1.88 per share a year ago.

Third-quarter consolidated total revenues net of interest expense were $11.0 billion, up 8 percent from $10.1 billion a year ago. Excluding the impact of foreign exchange rates, adjusted revenues net of interest expense grew 9 percent.3 The increases reflected higher Card Member spending, net interest income and card fees.

Credit indicators remained strong and consolidated provisions for losses were $879 million, up 8 percent from $817 million a year ago. The increase reflected slightly higher net write-offs and delinquencies.

Consolidated expenses were $7.8 billion, up 9 percent from $7.2 billion a year ago. The rise reflected, in part, growth in rewards and other customer engagement costs driven by increased Card Member spending and continued investments in cobrand partnerships. Operating expenses were up 5 percent from a year ago, driven by salaries and employee benefits.4

The consolidated effective tax rate was 23 percent, up from 22 percent a year ago.

"Our results continued the steady performance we’ve been delivering for several years now, marking the 9th straight quarter of FX-adjusted revenue growth of at least 8 percent," said Steve Squeri, chairman and chief executive officer. "I'm pleased with the breadth and consistency of our revenue growth, driven by a well-balanced mix of Card Member spending, loans and membership revenues from our fee-based products, which grew 19 percent and exceeded $1 billion this quarter for the first time.

"The trends we saw in the business this quarter continue to be consistent with an economy that continues to grow, albeit at a more modest pace than last year. FX-adjusted proprietary Card Member spending rose 7 percent, led by strong consumer growth in both the U.S. and International markets. Our loan portfolio grew 9 percent, with over 60 percent of that growth again coming from existing Card Members. Credit quality metrics remained at industry-leading levels.

"The disciplined approach we’ve been taking for the past few years to refresh our products continues to translate into increased engagement with existing customers and a redefinition of membership with new benefits, broader access to lifestyle experiences and more customized rewards. Card Members appreciate the added value we are providing, which is helping us earn a greater share of their overall spending and borrowing, while also attracting 2.9 million new proprietary Card Members to American Express this quarter.

"I feel very good about our ability to continue delivering high levels of revenue growth and double-digit EPS growth. We are reaffirming our 2019 EPS guidance range and expect revenue growth of 8 to 10 percent for the fourth quarter."5

Global Consumer Services Group reported third-quarter net income of $857 million, up 10 percent from $779 million a year ago.

Total revenues net of interest expense were $6.0 billion, up 11 percent from $5.4 billion a year ago. The rise primarily reflected higher net interest income, Card Member spending and card fees.

Provisions for losses totaled $653 million, up 7 percent from $609 million a year ago. The increase reflected slightly higher net lending write-offs and delinquencies.

Total expenses were $4.3 billion, up 11 percent from $3.8 billion a year ago. The rise reflected, in part, growth in rewards and other customer engagement costs driven by increased Card Member spending and continued investments in cobrand partnerships.

The effective tax rate was 21 percent, up from 20 percent a year ago.

Global Commercial Services reported third-quarter net income of $629 million, up 4 percent from $606 million a year ago.

Total revenues net of interest expense were $3.4 billion, up 7 percent from $3.2 billion a year ago. The increase primarily reflected higher Card Member spending.

Provisions for losses totaled $222 million, up 10 percent from $201 million a year ago. The increase reflected slightly higher delinquencies and net write-offs.

Total expenses were $2.4 billion, up 8 percent from $2.2 billion a year ago. The rise reflected, in part, growth in rewards and other customer engagement costs driven by increased Card Member spending.

The effective tax rate was 21 percent, down from 22 percent a year ago.

Global Merchant and Network Services reported third-quarter net income of $600 million, up 3 percent from $580 million a year ago.

Total revenues net of interest expense were $1.7 billion, up 5 percent from $1.6 billion a year ago. The rise primarily reflected increased Card Member spending.

Total expenses were $855 million, up 6 percent from $807 million a year ago. The rise primarily reflected network partner payments and other business development costs.

The effective tax rate was 25 percent, up from 24 percent a year ago.

Corporate and Other reported third-quarter net loss of $331 million, compared with net loss of $311 million a year ago.

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1	Diluted earnings per common share (EPS) was reduced by the impact of (i) earnings allocated to participating share awards and other items of $11 million and $13 million for the three months ended September 30, 2019 and 2018, respectively, and $35 million and $38 million for the nine months ended September 30, 2019 and 2018, respectively, and (ii) dividends on preferred shares of $21 million and $20 million for the three months ended September 30, 2019 and 2018, respectively, and $61 million for both the nine months ended September 30, 2019 and 2018.
2	Adjusted diluted earnings per common share, a non-GAAP measure, excludes the impact of a litigation-related charge in Q1‘19. See Appendix I for a reconciliation to EPS on a GAAP basis. Management believes adjusted EPS is useful in evaluating the ongoing operating performance of the company.
3	As reported in this release, FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (e.g., assumes the foreign exchange rates used to determine results for the three months ended September 30, 2019 apply to the period(s) against which such results are being compared). Management believes the presentation of information on an FX-adjusted basis is helpful to investors by making it easier to compare the company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates. FX-adjusted revenues constitute non-GAAP measures.
4	Operating expenses represent salaries and employee benefits, professional services, occupancy and equipment, and other expenses.
5	The company's 2019 EPS guidance on a GAAP basis, which includes the impact of a litigation-related charge in Q1'19, is between $7.64 and $8.14. The 2019 adjusted EPS guidance, a non-GAAP measure, is between $7.85 and $8.35 and excludes the litigation-related charge and any contingencies that may occur in the fourth quarter. See Appendix I for a reconciliation. Management believes the presentation of adjusted EPS guidance is useful in evaluating the ongoing operating performance of the company.
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About American Express
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products, services and corporate responsibility information: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, Accertify, InAuth, corporate card, business travel, and corporate responsibility.

This earnings release should be read in conjunction with the company’s statistical tables for the third quarter 2019, available on the American Express website at http://ir.americanexpress.com and in a Form 8-K furnished today with the Securities and Exchange Commission.

An investor conference call will be held at 8:30 a.m. (ET) today to discuss third-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public on the above-mentioned American Express Investor Relations website. A replay of the conference call will be available later today at the same website address.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which address American Express Company’s current expectations regarding business and financial performance, including management’s outlook for 2019, among other matters, contain words such as “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•the company’s ability to achieve its 2019 earnings per common share (EPS) outlook and fourth quarter 2019 EPS consistent with expectations and grow earnings per share in the future, which will depend in part on revenue growth, credit performance and the effective tax rate remaining consistent with current expectations, the company’s ability to control operating expense growth and generate operating leverage, and the company’s ability to continue executing its share repurchase program; any of which could be impacted by, among other things, the factors identified in the subsequent paragraphs as well as the following: issues impacting brand perceptions and the company’s reputation; the impact of any future contingencies, including, but not limited to, restructurings, impairments, changes in reserves, legal costs, the imposition of fines or civil money penalties and increases in Card Member reimbursements; the amount and efficacy of investments in customer engagement; changes in interest rates beyond current expectations; a greater impact from new or renegotiated cobrand agreements than expected, which could be affected by spending volumes and customer acquisition; and the impact of regulation and litigation, which could affect the profitability of the company’s business activities, limit the company’s ability to pursue business opportunities, require changes to business practices or alter the company’s relationships with partners, merchants and Card Members;

•the ability of the company to achieve its fourth quarter 2019 revenue growth outlook, which could be impacted by, among other things, weakening economic conditions in the United States or internationally; a decline in consumer confidence impacting the willingness and ability of Card Members to sustain and grow spending and revolve balances; a slowdown in corporate spending; growth in Card Member loans and the yield on Card Member loans not remaining consistent with current expectations; the average discount rate changing by a greater amount than expected; the strengthening of the U.S. dollar beyond expectations; Card Members continuing to be attracted to the company’s premium card products; and the company’s inability to address competitive pressures and implement its strategies and business initiatives, including within the premium consumer segment, commercial payments, the global network and digital environment;

•changes in the substantial and increasing worldwide competition in the payments industry, including competitive pressure that may impact the prices charged to merchants that accept American Express cards, competition for new and existing cobrand relationships, competition from new and non-traditional competitors and the success of marketing, promotion and rewards programs;

•the growth of provisions for losses being higher or lower than current expectations, which will depend in part on changes in the level of loan and receivable balances and delinquency and write-off rates; the impact of new accounting guidance and the Current Expected Credit Loss methodology; newer vintages performing as expected; credit performance of non-card lending products; collections capabilities and recoveries of previously written-off loans and receivables; and macroeconomic factors like unemployment rates and the volume of bankruptcies;

•cost of Card Member services growing inconsistently from expectations, which will depend in part on an inability to cost effectively enhance card products and services; the degree of interest of Card Members in the value proposition offered by the company; increasing competition, which could result in additional benefits and services; the company’s ability to enhance card products and services to make them attractive to Card Members; and the pace and cost of the expansion of the company’s global lounge collection;

•the company’s ability to control operating expense growth, which could be impacted by increases in costs, such as cyber, fraud or compliance expenses or consulting, legal and other professional fees, including as a result of increased litigation or internal and regulatory reviews; higher than expected employee levels; an inability to innovate efficient channels of customer interactions, such as chat supported by artificial intelligence, or customer acquisition; the impact of changes in foreign currency exchange rates on costs; the payment of civil money penalties, disgorgement, restitution, non-income tax assessments and litigation-related settlements; impairments of goodwill or other assets; management’s decision to increase or decrease spending in such areas as technology, business and product development, sales force, premium servicing and digital capabilities; and the level of M&A activity and related expenses;

•changes affecting the company’s plans regarding the return of capital to shareholders through dividends and share repurchases, which will depend on factors such as capital levels and regulatory capital ratios; changes in the stress testing and capital planning process and approval of the company’s capital plans; the amount of capital required to support asset growth; the amount the company spends on acquisitions of companies; the company’s results of operations and financial condition; and the economic environment and market conditions in any given period;

•the possibility that the company will not execute on its plans to expand merchant coverage, which will depend in part on the success of the company, OptBlue merchant acquirers and GNS partners in signing merchants to accept American Express, which could be impacted by the value propositions offered by the company to merchants and merchant acquirers for card acceptance, as well as the awareness and willingness of Card Members to use American Express cards at merchants and of those merchants who agree to accept American Express cards to do so;

•a failure in or breach of the company’s operational or security systems, processes or infrastructure, or those of third parties, including as a result of cyberattacks, which could compromise the confidentiality, integrity, privacy and/or security of data, disrupt its operations, reduce the use and acceptance of American Express cards and lead to regulatory scrutiny, litigation, remediation and response costs, and reputational harm;

•legal and regulatory developments, which could require the company to make fundamental changes to many of its business practices, including its ability to continue certain cobrand and agent relationships in their current form in the EU; exert further pressure on the average discount rate and GNS volumes; result in increased costs related to regulatory oversight, litigation-related settlements, judgments or expenses, restitution to Card Members or the imposition of fines or civil money penalties; materially affect capital or liquidity requirements, results of operations, or ability to pay dividends or repurchase stock; or result in harm to the American Express brand; and

•factors beyond the company’s control such as changes in global economic and business conditions, consumer and business spending generally, the availability and cost of capital, unemployment rates, geopolitical conditions, Brexit, trade policies, foreign currency rates and interest rates, as well as fire, power loss, disruptions in telecommunications, severe weather conditions, natural and man-made disasters, health pandemics or terrorism, any of which could significantly affect demand for and spending on American Express cards, delinquency rates, loan and receivable balances and other aspects of the company’s business and its results of operations or disrupt the company’s global network systems and ability to process transactions.

A further description of these uncertainties and other risks can be found in American Express Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2019 and the company’s other reports filed with the Securities and Exchange Commission.

American Express Company (Preliminary)
Appendix I
Reconciliations of Adjustments

	Q3'19 YTD	Q3’18 YTD	Percentage Inc/(Dec)
Diluted earnings per common share	$5.95	$5.59	6
Q1’19 litigation-related charge (pre-tax)	0.27	—
Tax impact of litigation-related charge	(0.06)	—
Net Impact of Q1’19 litigation-related charge	0.21	—
Adjusted diluted earnings per common share	$6.16	$5.59	10

	2019 EPS Range
GAAP EPS Outlook	$7.64	$8.14
Q1’19 litigation-related charge (pre-tax)	0.27	0.27
Tax impact of litigation-related charge	(0.06)	(0.06)
Net Impact of Q1’19 litigation-related charge	0.21	0.21
Adjusted EPS Outlook	$7.85	$8.35